EX-99.B(d)(2)(vii)

APPENDIX A

RCM INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds

Specialized Health Sciences Fund

Specialized Technology Fund

Most recent annual approval by the Board of Trustees: April 4, 2005

SCHEDULE A

RCM INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 1st day of April, 2003, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and RCM Capital Management, LLC (the “Sub-Adviser”).

WHEREAS, the parties and Wells Fargo Funds Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be at the annual rates indicated on Schedule A.

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated on a monthly basis by applying the following annual rates to each Fund’s net assets:

Name of Fund	Sub-Advisory Fee
Specialized Health Sciences Fund*	0-100M 100-500M > 500M	0.75% 0.65% 0.60%

Specialized Technology Fund	0-50M 50-100M >100M	1.00% 0.70% 0.55%

*	On November 8, 2005, the Board of Trustees approved certain sub-advisory fee rate changes effective January 1, 2006.

The foregoing fee schedule is agreed to as of November 8, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

RCM CAPITAL MANAGEMENT, LLC

By:	/s/ Dawn M. Vroegop
Dawn M. Vroegop
Managing Director

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